Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SONIM TECHNOLOGIES, INC.

Sonim Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, filed with the Secretary of State of the State of Delaware on May 14, 2019 (the “Amended and Restated Certificate of Incorporation”).

2. Article IV, Paragraph A of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,005,000,000 shares. 1,000,000,000 shares shall be Common Stock, having a par value per share of $0.001 and 5,000,000 shares shall be Preferred Stock, having a par value per share of $0.001.”

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Peter Liu, its Chief Executive Officer, this 16 day of October, 2025.

By:	/s/ Peter Liu
Name:	Peter Liu
Title:	Chief Executive Officer